                               [MERITAGE GRAPHIC]
--------------------------------------------------------------------------------

                                 press release
              A DYNAMIC GROWTH COMPANY IN THE HOME BUILDING SECTOR



Contacts:  ARIZONA:                       TEXAS:                              NEW YORK:
           Larry Seay                     Jane Hays                           Chris Tofalli
           CFO & Vice President-Finance   Vice President-Corp. Develop.       Broadgate Consultants
           (480) 609-3330                 (972) 612-8085                      (212) 232-2222


            MERITAGE CORPORATION REPORTS RECORD THIRD QUARTER 2003 --
                       DILUTED EPS INCREASES 18% TO $1.86

         THIRD QUARTER RECORDS :

         -        CLOSINGS RISE TO 1,464 HOMES, UP 12% OVER PRIOR YEAR'S QUARTER

         -        NEW HOME ORDERS RISE TO 1,546, UP 37% OVER PRIOR YEAR'S
                  QUARTER

         ALL-TIME QUARTERLY RECORDS :

         -        NET EARNINGS REACHES $25.8 MILLION, UP 15% OVER PRIOR YEAR'S
                  QUARTER

         -        THIRD QUARTER REVENUE UP 16% OVER PRIOR YEAR'S QUARTER TO $381
                  MILLION

         -        HOMES IN BACKLOG OF 3,217, 40% AHEAD OF PRIOR YEAR'S QUARTER

         FULL YEAR EARNINGS GUIDANCE RAISED BY $0.25 TO $6.45 - $6.65 PER DILUTED SHARE


SCOTTSDALE, ARIZONA AND DALLAS (OCTOBER 20, 2003) - Meritage Corporation (NYSE:
MTH) today announced net earnings of $25.8 million, or $1.86 per diluted share, for the third quarter ended September 30, 2003, representing year-over-year increases of 15% and 18%, respectively. Net earnings for the first nine months of 2003 were $62.8 million, or $4.57 per diluted share, for year-over-year increases of 37% and 28%, respectively.

        SUMMARY OPERATING RESULTS ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                    THREE MONTHS ENDED                  NINE MONTHS ENDED
                                       SEPTEMBER 30,                       SEPTEMBER 30,
                                                           %                                        %
                             2003          2002        Increase       2003          2002        Increase
Home sales revenue          $380,752       $328,514        16%     $989,895       $744,686          33%
Net earnings                 $25,755        $22,437        15%      $62,840        $45,941          37%
Diluted EPS                    $1.86          $1.58        18%        $4.57          $3.58          28%

3RD QUARTER EARNINGS / 2

         "Meritage is continuing to successfully execute its long-term growth strategy, resulting in record operating results for the third quarter and first nine months of 2003," said Steve Hilton, Meritage Co-Chairman and Co-CEO. "The Company has diversified its operations into four of the fastest growing states in the nation. We are expanding within our existing markets in Texas, Arizona and California, while our results have also benefited from the October 2002 acquisition of Perma-Bilt Homes in Las Vegas, Nevada. In addition, our start-up operation in San Antonio, Texas, produced its first closings during September 2003. We expect San Antonio to be profitable in 2003, its first year of operation. This has all translated into record home sales revenue during the first nine months of 2003 of $990 million and generated net earnings of $62.8 million, an increase of 33% in revenue and 37% in net earnings over the same period a year ago."

         The Company's gross margin increased by 59 basis points to 20.2% in the third quarter of 2003, compared to the same quarter last year. This margin level was generally consistent with the levels of the first half of 2003 and reflects a continued strong housing market, supporting pricing power in most markets. This improvement in gross margin was more than offset by an increase in SG&A expenses from 8.9% to 9.9% of revenue resulting in a pretax margin of 10.7%, down 47 basis points from 11.2% in the same quarter last year. The increase in SG&A expense was caused mainly by start-up marketing costs relating to communities in the Phoenix metropolitan area, increased sales commissions and a general increase in marketing and other sales costs. "We anticipate that increases in revenue should help leverage our SG&A expenses in the fourth quarter of this year and into next year," added Hilton.

         "The dollar value of new home orders was up 44% to $1.3 billion in the first nine months of 2003 and the value of homes in backlog was up 40% over the prior year, to $840 million," said John Landon, Meritage Co-Chairman and Co-CEO. "Based on our strong third quarter orders and backlog, we anticipate closing approximately 5,600 homes and generating approximately $1.4 billion in revenue for the full year 2003. We expect this top line revenue to produce record 2003 diluted earnings per share in the range of $6.45 to $6.65, representing an increase of 21% to 25% for the full year, and is a $0.25 increase from our prior quarter's earnings guidance of $6.20 to $6.40."

         Meritage received 1,546 orders for new homes valued at $416 million in the three months ended September 30, 2003, increases of 37% and 36%, respectively, from the same period a year ago. The number of actively selling communities at quarter end was 151, up 10% from June 30, 2003 and 29% from the same quarter a year ago. "We anticipate beginning 2004 with approximately 155 communities, 20% higher than at the beginning of 2003," added Landon.

         Meritage maintains operating objectives which are intended to reduce operating risk, such as minimizing unsold inventory. At the end of the third quarter Meritage had 192 completed unsold homes, or about 1.3 per community. The Company also reduces risk by controlling a significant majority of lots


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3RD QUARTER EARNINGS / 3


through option agreements which minimizes the investment in inventory, decreases the risk of holding large amounts of land and increases returns. Meritage's goal is to maintain a four to five year supply of lots with approximately 80-85% controlled through options. The number of lots controlled at September 30, 2003 increased 30% to 28,798 from the same time last year. Of this number approximately 85% are controlled through options.

         Meritage's balance sheet remains prudently leveraged with a net debt to capital ratio of 50% at September, 30 2003. EBITDA in the third quarter was $48.4 million, up 9% from the same period last year, resulting in a trailing four quarter interest coverage ratio of about 7.0 times and a trailing four quarter debt to EBITDA ratio of about 2.3 times. (EBITDA represents a non-GAAP financial measure. A table reconciling this measure to the appropriate GAAP measure is included with the operating results part of this press release). In addition, at the end of the quarter, Meritage had approximately $93.8 million outstanding under our revolving credit facility and $21.2 million in letters of credit, leaving an unused commitment of $135.0 million, all of which was available to borrow. During the third quarter Meritage enhanced its liquidity by completing an add-on offering of $75 million in aggregate principal amount of its 9.75% Senior Notes due 2011. The notes were priced at 109.0% of their face amount implying a yield - to-worst of 7.642%. The net proceeds from the offering were used to pay down a portion of the Company's senior credit facility.

         Meritage will hold its third quarter earnings call on Tuesday, October 21, 2003 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT, 8:00 a.m. PDT). To
participate in the call, please dial in at least five minutes before the start time. The toll free domestic dial-in number is 1-800-289-0726; international toll free number is 1-913-981-5545. A replay will be available from 2:00 p.m. EDT Tuesday, October 21, 2003 through Tuesday, October 28, 2003 at 12:00 midnight Eastern Standard Time by dialing 1-888-203-1112, code 786361. The Company will be webcasting a slide show presentation along with the conference call. The webcast and presentation may be accessed through the Company's website at www.meritagehomes.com. The call may also be accessed through CCBN for two weeks at www.companyboardroom.com.

ABOUT MERITAGE CORPORATION

Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury and has built approximately 26,000 homes in its 18 year history. The Company was recently ranked 11th in Fortune magazine's September 1, 2003 "Fastest Growing Companies in America" list, its third appearance in this list. In addition, Meritage was named as the 14th largest builder in the U.S. for 2002 by Builder magazine in their May 2003 issue and was recently included in THE BLOOMBERG 100 "HOT STOCKS", compiled by Bloomberg Personal Finance Magazine in their February 2003 issue. The Company has also been ranked 4th by Forbes magazine in its "200 Best Small Companies in America". Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock

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3RD QUARTER EARNINGS / 4

Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin, Houston and San Antonio, Texas markets as Legacy Homes, Hammonds Homes and Monterey Homes, in the East San Francisco Bay and Sacramento, California markets as Meritage Homes and in Las Vegas, Nevada as Perma-Bilt Homes. The Meritage web site is located at: www.meritagehomes.com. NYSE, Symbol: MTH.

                      MERITAGE CORPORATION AND SUBSIDIARIES
                                OPERATING RESULTS
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                              THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                  SEPTEMBER 30,                     SEPTEMBER 30,

                                             2003              2002            2003              2002
                                             ----              ----            ----              ----
OPERATING RESULTS
Home sales revenue                        $    380,752     $    328,514     $    989,895     $    744,686
Land sales revenue                                  --              615            8,100            5,615
                                          ------------     ------------     ------------     ------------
                                               380,752          329,129          997,995          750,301

Home sales gross profit                         76,739           64,243          198,457          145,830
Land sales gross profit                             --              163            1,241              304
                                          ------------     ------------     ------------     ------------
                                                76,739           64,406          199,698          146,134

Commissions and other sales costs              (23,461)         (17,644)         (64,534)         (44,240)
General and administrative expenses            (14,403)         (11,518)         (38,691)         (30,307)
Other income                                     1,839            1,502            3,911            4,008
                                          ------------     ------------     ------------     ------------
Pre-tax earnings                                40,714           36,746          100,384           75,595
Income taxes                                   (14,959)         (14,309)         (37,544)         (29,654)
                                          ------------     ------------     ------------     ------------
Net earnings                              $     25,755     $     22,437     $     62,840     $     45,941
                                          ============     ============     ============     ============

Earnings per share:
Basic shares:
   Earnings per share                     $       1.98     $       1.66     $       4.83     $       3.80
   Weighted average shares outstanding      13,032,910       13,514,217       13,019,487       12,105,397

Diluted shares:
   Earnings per share                     $       1.86     $       1.58     $       4.57     $       3.58
   Weighted average shares outstanding      13,837,378       14,238,667       13,755,674       12,841,439


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3RD QUARTER EARNINGS / 5

                                QUARTER ENDED         NINE MONTHS ENDED
                                 SEPTEMBER 30,          SEPTEMBER 30,
                                 (UNAUDITED)             (UNAUDITED)

                              2003        2002        2003        2002
                              ----        ----        ----        ----
EBITDA Reconciliation:(1)
  Net earnings               $ 25,755    $ 22,437    $ 62,840    $ 45,941
    Income taxes               14,959      14,309      37,544      29,654
    Interest                    5,653       5,886      14,513      13,917
    Depreciation                1,695       1,723       4,916       4,340
    Amortization                  291         131         816         391
                             --------    --------    --------    --------
  EBITDA                     $ 48,353    $ 44,486    $120,629    $ 94,243
                             ========    ========    ========    ========




(1) EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, we have provided a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

         EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to analyze and compare homebuilding companies on the basis of operating performance and we believe is a financial measure widely used by the homebuilding industry. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management's discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

                      MERITAGE CORPORATION AND SUBSIDIARIES
                                 BALANCE SHEETS
                                 (IN THOUSANDS)


                                                         SEPTEMBER 30, 2003
                                                             (UNAUDITED)       DECEMBER 31, 2002
                                                             -----------       -----------------
Total assets                                                  $  952,971         $   691,788
Real estate                                                      668,495             484,970
Consolidated real estate not owned *                              27,917                  --
Cash and cash equivalents                                          6,910               6,600
Total liabilities                                                575,196             374,480
Notes payable                                                    383,810             264,927
Stockholders' equity                                             376,246             317,308

* Amount represents variable interest entities (VIE's) formed subsequent to January 31, 2003 required to be consolidated by FIN 46. The Financial Accounting Standards Board has delayed implementation of FIN 46 for VIE's created prior to that date. If we had implemented FIN 46 for VIE's created prior to January 31, 2003, consolidated real estate not owned would increase approximately $10 to $12 million.


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3RD QUARTER EARNINGS / 6


                      MERITAGE CORPORATION AND SUBSIDIARIES
                                 OPERATING DATA
                                   (UNAUDITED)
                                ($ IN THOUSANDS)


                                               FOR THE                                          AS OF AND FOR THE
                                   THREE MONTHS ENDED SEPTEMBER 30                        NINE MONTHS ENDED SEPTEMBER 30
                                   -------------------------------                        ------------------------------
                                  2003                       2002                        2003                       2002
                                  ----                       ----                        ----                       ----
                           HOMES          $          HOMES           $            HOMES          $         HOMES           $
                           -----          -          -----           -            -----          -         -----           -
HOMES ORDERED:

     Texas                   730       156,182         641         130,799        2,404       498,919       1,575       302,051
     Arizona                 481       126,921         306          88,266        1,533       403,826       1,200       316,361
     California              219       100,548         182          85,491          568       265,418         658       276,874
     Nevada *                116        32,036         n/a             n/a          500       123,577         n/a           n/a
                           -----       -------       -----         -------        -----     ---------       -----       -------
     Total                 1,546       415,687       1,129         304,556        5,005     1,291,740       3,433       895,286
                           =====       =======       =====         =======        =====     =========       =====       =======

HOMES CLOSED:

     Texas                   741       153,495         692         132,129        1,988       405,251       1,431       258,571
     Arizona                 325        83,774         442         122,948          866       234,083       1,192       296,673
     California              206        96,459         177          73,437          540       241,714         468       189,442
     Nevada *                192        47,024         n/a             n/a          464       108,847         n/a           n/a
                           -----       -------       -----         -------        -----       -------       -----       -------
     Total                 1,464       380,752       1,311         328,514        3,858       989,895       3,091       744,686
                           =====       =======       =====         =======        =====       =======       =====       =======

ORDER BACKLOG:

     Texas                                                                        1,501       312,567       1,185       232,487
     Arizona                                                                      1,133       313,898         784       225,674
     California                                                                     361       160,631         323       140,746
     Nevada *                                                                       222        52,513         n/a           n/a
                                                                                  -----       -------       -----       -------
     Total                                                                        3,217       839,609       2,292       598,907
                                                                                  =====       =======       =====       =======

* Amounts are for Perma-Bilt Homes, acquired in October 2002.

                                      * * *

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our expectation of positive operating results during the remainder of 2003 and during fiscal 2004, including our ability to meet our 2003 full-year goals of closing 5,600 homes, growing revenue to $1.4 billion, our expected earnings per share of $6.45 to $6.65 for 2003, the number of active communities we expect to have at the beginning of 2004 and our ability to utilize anticipated revenue increases from our operations in the Phoenix metro area to leverage SG&A expenses. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Meritage's business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock prices; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; new accounting policies or principles or governmental or stock exchange regulations that could affect our corporate governance or accounting methods; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2002 under the

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2RD QUARTER EARNINGS / 7



captions "Market for the Registrant's Common Stock and Related Stockholder Matters - Factors That May Affect Future Stock Performance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Affect Our Future Results and Financial Condition" and in
Exhibit 99.1 of Meritage's Form 10-Q for the quarter ended June 30, 2003. As a result of these and other factors, the Company's stock and note prices may fluctuate dramatically.

                                      # # #